EXHIBIT 99.1

For:	Crocs, Inc.

Company Contact:	Caryn Ellison/Chief Financial Officer
Tia Williams Mattson/Public Relations Manager
(303) 468-4260

Investor/Media Contact:	Integrated Corporate Relations, Inc.
Investors: Chad Jacobs/Brendon Frey
Media: Michael Fox
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2005 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

NIWOT, COLORADO — March 2, 2006 — Crocs, Inc. (NASDAQ: CROX) today reported its results of operations for the fourth quarter and fiscal year ended December 31, 2005.

For the quarter ended December 31, 2005, revenues were $33.6 million compared to revenues of $5.4 million for the three months ended December 31, 2004.  Net income for the three months ended December 31, 2005 was $4.1 million, or $0.12 per fully diluted share, compared to a net loss of $1.0 million, or $(0.04) per share, for the three months ended December 31, 2004.  Net income includes non-cash stock-based compensation expense of $1.3 million for the three months ended December 31, 2005 and $357,000 for the comparable period of 2004.

For the fiscal year ended December 31, 2005, revenues were $108.6 million, compared to revenues of $13.5 million for the year ended December 31, 2004.  Net income for 2005 was $16.7 million, or $0.51 per fully diluted share, compared to a net loss of $1.6 million, or $(0.07) per share, for 2004.  Net income includes non-cash stock-based compensation expense of $4.7 million for 2005 compared to $1.8 million for 2004.

Ron Snyder, President and Chief Executive Officer of Crocs Inc., commented “We are pleased with our fourth quarter performance which represents a strong finish to a breakout year for our company.  Fiscal 2005 was highlighted by significant financial improvements across the board, including dramatic increases in revenues, margins, and net income. We also made important progress expanding our geographic reach and diversifying the breadth and depth of our product offering. In 2006 we will continue to focus on executing our strategic plan and building on the positive momentum behind our brand.”

Gross profit for the three months ended December 31, 2005 was $17.8 million, compared to gross profit of $2.4 million for the three months ended December 31, 2004, and selling, general and administrative expense was $10.9 million for the three months ended December 31, 2005, compared to $3.5 million for the three months ended December 31, 2004.

For the fiscal year ended December 31, 2005, gross profit was $60.8 million, compared to gross profit of $6.4 million for 2004, and selling, general and administrative expense was $33.9 million for 2005, compared to $7.9 million for 2004.

On February 13, 2006, the company completed an initial public offering of 11,385,000 shares of common stock at a price to the public of $21.00 per share, of which 4,950,000 shares were sold by the company and 6,435,000 were sold by certain selling shareholders, including 1,485,000 shares that were sold by the selling shareholders pursuant to the underwriters’ over-allotment option. Upon completing the offering, the company and the selling shareholders received net proceeds of approximately $96.9 million and $126.0 million, respectively. The company intends to use the proceeds to repay amounts outstanding under its U.S. credit facility and Canadian credit facility and bank loans and for working capital and general corporate purposes.

Ron Snyder commented, “We were very pleased to have successfully completed our initial public offering and we look forward to beginning a new chapter in our company’s history.”

Ron Snyder concluded, “Our 2005 results, which reflect our growing brand recognition and the increasing consumer demand for our products, are a testament to the hard work and dedication of our entire organization. Looking ahead, we believe our unique position in the marketplace, coupled with our proprietary technologies and broad demographic appeal provides us with multiple long-term growth opportunities, both domestically and overseas. We move forward extremely excited about our prospects for the future.”

About Crocs, Inc.

Crocs, Inc. is a rapidly growing designer, manufacturer and marketer of footwear for men, women and children under the crocs brand. All of our footwear products incorporate our proprietary closed-cell resin material, which we believe represents a substantial innovation in footwear comfort and functionality. Our proprietary closed-cell resin, which we refer to as Croslite™ enables us to produce a soft and lightweight, non-marking, slip- and odor-resistant shoe. These unique properties make crocs footwear ideal for casual wear, as well as for recreational uses such as boating, hiking, fishing and gardening, and have enabled us to successfully market our products to a broad range of consumers.  crocs come in a wide array of colors and styles are sold in more than 6,500 North American retail locations and at our e-tailing website, www.CROCS.com.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the potential effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in the prospectus for our initial public offering under the heading “Risk Factors.”  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

Tables to Follow

The following table presents Crocs’ pro forma net loss per share, calculated as if the Company’s reorganization as a corporation had occurred at the beginning of the year ended December 31, 2004 and the Company’s initial public offering had been completed as of the beginning of each period presented. The table illustrates the adjustments made to the weighted average shares of common stock outstanding set forth above in order to determine the pro forma common shares outstanding for each period. The pro forma net loss per share presented for each period was calculated by dividing the net loss for such period set forth above by the pro forma common shares outstanding, determined as shown below.

	December 31,
	2004	2005

Pro forma net income (loss) and income (loss) for pro forma dilutive computation	$(1,494)	$16,697
Unaudited pro forma income tax benefit	(441)	—
Unaudited pro forma net loss attributable to common stockholders	$(1,053)	$16,697
Basic pro forma income (loss) per common share:
Weighted average common shares outstanding	24,641,953	25,493,577
Conversion of redeemable convertible preferred shares to common shares	7,452,478	7,452,478
Shares issued in initial public offering	4,950,000	4,950,000
Pro forma weighted average common shares outstanding	37,044,431	37,896,055
Basic pro forma income per common share	$(.03)	$0.44
Diluted pro forma income (loss) per common share:
Pro forma weighted average common shares outstanding	32,094,431	32,946,055
Shares issued in initial public offering	4,950,000	4,950,000
Dilutive effect of stock options	—	220,034
Dilutive effect of unvested stock	—	403,897
Weighted average diluted common shares outstanding	37,044,431	38,519,986
Diluted income per common share	$(.03)	$0.43

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2004	2005

ASSETS
Current assets:
Cash and cash equivalents	$1,054	$4,787
Accounts receivable, net of allowance for doubtful accounts of $159 and $622	3,252	18,030
Inventories	2,414	28,494
Deferred tax assets	—	1,939
Prepaid expenses and other current assets	350	3,103

Total current assets	7,070	56,353

Property and equipment, net	3,726	14,765
Goodwill	326	336
Other intangibles, net	5,102	5,311
Deferred tax assets	—	1,261
Other assets	—	183
Total assets	$16,224	$78,209

LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities:
Accounts payable	$3,048	$20,829
Members’ distribution payable	3,000	—
Accrued liabilities and other liabilities	1,829	16,745
Notes payable and current installments of long-term debt	978	8,503

Total current liabilities	8,855	46,077

Long-term debt	1,409	3,213
Deferred tax liability	1,783	2,177
Other liabilities	468	528

Total liabilities	12,515	51,995

Commitments and contingencies
Redeemable common shares, 8,410,320 shares issued and outstanding	1,800	1,800
Redeemable convertible preferred shares, par value $0.001 per share; 7,000,000 shares authorized 7,452,492 shares issued and outstanding in 2004 and 2005 - preferences in liquidation of $5,500	5,500	5,500

Stockholders’ equity (deficit):
Common shares, par value $0.001 per share; 25,000,000 shares authorized, 17,302,866 shares issued and outstanding, in 2005	—	17
Members’ interest-Class A	14	—
Members’ interest-Class B	1,905	—
Additional paid-in-capital	—	13,976
Deferred compensation	(2,358)	(12,364)
Retained earnings (accumulated deficit)	(3,672)	16,698
Accumulate other comprehensive income	520	587
Total stockholders’ equity	(3,591)	18,914

Total liabilities and stockholders’ equity	$16,224	$78,209

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2005	2004	2005
	(unaudited)

Revenue	$5,382	$33,560	$13,520	$108,581
Cost of Sales	2,973	15,741	7,162	47,773
Gross Profit	2,409	17,819	6,358	60,808

Selling, general and administrative expense	3,494	10,857	7,929	33,916
Income (loss) from operations	(1,085)	6,962	(1,571)	26,892

Interest expense	28	231	47	611
Other expense (income), net:	10	(33)	19	(8)
Income (loss) before income taxes	(1,123)	6,764	(1,637)	26,289

Income tax expense (benefit)	(187)	2,593	(143)	9,317

Net income (loss)	(936)	4,171	(1,494)	16,972

Dividends on redeemable convertible preferred shares	73	69	142	275
Net income (loss) attributable to common stockholders	(1,009)	4,102	(1,636)	16,697

Net income (loss) per share:
Basic(1)	$(0.04)	$0.12	$(0.07)	$0.51
Diluted	$(0.04)	$0.12	$(0.07)	$0.51

Weighted average common shares:
Basic	25,117,309	25,858,239	24,641,953	25,493,577
Diluted	25,117,309	34,076,385	24,641,953	33,569,990

(1)          Basic earnings per share for the quarter and year ended December 31, 2005 reflects the allocation of $928K and $3.7 million, respectively, to holders of Series A preferred stock, under the two-class method of computing earnings per share.